Exhibit 99(a)
Windstream Announces it is Seeking to Raise an Incremental Term Loan and Launching a Cash Tender Offer for up to $350 million of its 7.875% Senior Notes due 2017

Release date: March 14, 2016

LITTLE ROCK, Ark.  - Windstream Holdings, Inc. (Nasdaq: WIN) announced today that its direct, wholly-owned subsidiary, Windstream Services, LLC (Windstream), will seek to raise $400 million in incremental term loans under its existing senior secured credit agreement, subject to market and customary conditions.  Windstream intends to use the proceeds of such incremental term loans to refinance, in whole or in part, its 7.875% senior notes due in 2017 (CUSIP 97381WAJ3) (the “Notes”), issued by Windstream and Windstream Finance Corp, and/or refinance certain of its other debts. Windstream has also commenced a tender offer (the “Tender Offer”) to purchase for cash up to $350 million aggregate principal amount of the Notes. $810,565,000 in aggregate principal amount of the Notes is currently outstanding.

Notes that are validly tendered prior to 5:00 P.M. New York City time, on March 28, 2016, unless such time is extended or earlier terminated by Windstream (the “Early Tender Deadline”), and accepted for purchase, will be eligible to receive the total consideration of $1,082.50 per $1,000 principal amount of the Notes (which includes a $30.00 early tender payment), plus accrued and unpaid interest to, but excluding, the purchase date. Notes that are validly tendered after the Early Tender Deadline and prior to the Expiration Time (as defined below), and accepted for purchase, will be eligible to receive the tender consideration of $1,052.50 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the purchase date. Validly tendered Notes may be withdrawn at any time on or prior to 5:00 P.M., New York City time, on March 28, 2016, unless extended by Windstream (the “Withdrawal Deadline”). Any tender of the Notes pursuant to the Tender Offer may be validly withdrawn prior to the Withdrawal Deadline, but not thereafter unless required by law.

The Tender Offer is scheduled to expire at 11:59 P.M., New York City time, on April 11, 2016, unless extended or earlier terminated by Windstream in its sole discretion (the “Expiration Time”). Payment for the Notes validly tendered and not validly withdrawn and accepted for purchase will be made, at the Company’s option, immediately following the Early Tender Deadline (for Notes tendered prior to such time if the company so elects) or, if the Company does not elect, and in any case, for all other Notes, the Expiration Time. Windstream expects to fund the purchase of the Notes tendered from the proceeds of an incremental term loan under its existing senior secured credit facility. Windstream’s obligation to accept for payment and pay for any Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of certain conditions, including a condition that Windstream raise at least $350 million in gross proceeds from a new debt financing.

The Tender Offer will be made pursuant to the terms and conditions (including terms governing proration) set forth in the offer to purchase, dated March 14, 2016, and the related letter of transmittal (as they may each be amended or supplemented from time to time, the “Offer to Purchase”). Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Tender Offer. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender.

Windstream has engaged J.P. Morgan Securities LLC as Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities LLC at (212) 834-4811 or (866) 834-4666. Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Ipreo LLC, the Information Agent for the Tender Offer, at (888) 593-9546 or (212) 849-3880. Neither the Company, the Dealer Manager, the Information Agent, the Depositary nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and does not constitute a notice of redemption with respect to or an offer to purchase or sell (or a solicitation of an offer to purchase or sell) any securities, including the Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making of or acceptance of a tender offer would not be in compliance with the laws of such jurisdiction.

About Windstream

Windstream (NASDAQ: WIN), a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions for consumers, small businesses, enterprise organizations and carrier partners across the U.S. Windstream offers bundled services, including broadband, security solutions, voice and digital TV to consumers. The company also provides data, cloud solutions, unified communications and managed services to business and enterprise clients. The company supplies core transport solutions on a local and long-haul fiber-optic network spanning approximately 125,000 miles. Additional information is available at windstream.com. Please visit our newsroom at news.windstream.com or follow us on Twitter at @WindstreamNews.

Media Contact:
David Avery, 501-748-5876
david.avery@windstream.com

Investor Contact:
Mary Michaels, 501-748-5758
mary.michaels@windstream.com